                                                                   EXHIBIT 10.26

Amended and Restated Employment Agreement dated June 18, 2000 among Medical Manager Corporation, CareInsite, Inc. and Marvin P. Rich

                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT

                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") dated as of June 18, 2000, by and among MEDICAL MANAGER CORPORATION, a Delaware corporation (the "Company"), CAREINSITE, INC., a Delaware corporation and a majority-owned subsidiary of the Company ("CareInsite"), and MARVIN P. RICH ("Executive").

                  WHEREAS, Executive is employed by the Company and CareInsite pursuant to an Employment Agreement dated as of January 4, 2000 (the "Prior Agreement");

                  WHEREAS, the Company has entered into an Agreement and Plan of Merger dated February 13, 2000 with Healtheon/WebMD Corporation, a Delaware corporation ("Healtheon") as amended by Amendment No. 1 thereto, dated as of June 18, 2000 (collectively, the "Medical Manager Agreement") pursuant to which the Company will merge with and into Healtheon (the "Surviving Corporation"), and Avicenna Systems Corporation, a Massachusetts corporation, and CareInsite, have entered into an Agreement and Plan of Merger dated February 13, 2000 with Healtheon as amended by Amendment No. 1 thereto, dated as of June 18, 2000 (together with the Medical Manager Agreement, the "Amended Merger Agreement"); and

                  WHEREAS, in connection with the Amended Merger Agreement, the Company, CareInsite and Executive desire to amend and restate the Prior Agreement in its entirety as set forth herein;

                  NOW, THEREFORE, in consideration of the mutual covenants in this Agreement, the parties agree as follows:

                  1.       Effectiveness of Agreement and Employment of
Executive.

                  1.1. Effectiveness of Agreement. This Agreement shall become effective, and shall supersede the Prior Agreement, as of the date first written above (the "Effective Date").

                  1.2 Employment by the Company and CareInsite. (a) The Company hereby employs Executive as its President and CareInsite hereby employs Executive as its Chief Executive Officer and Executive hereby accepts such employment with each of the Company and CareInsite. Executive shall report to, and perform such duties and services for the Company, CareInsite, and their respective subsidiaries and affiliates (such subsidiaries and affiliates, collectively, "Affiliates") commensurate with such positions as may be designated from time to time by, the Chairman of the Board of Directors of the Company (the "Board") and of the Board of Directors of CareInsite (the "CareInsite Board"), as the case may be. During the Employment Period (as defined in Section 3 below), each of the Company and CareInsite shall, subject to its fiduciary duties, use its best efforts to include Executive in management's nominees for election, and recommend the election of Executive, as a member of the Board and of the CareInsite Board.

In the event that the employment of Executive with the Company or CareInsite (or both) is terminated for any reason, Executive agrees that he will promptly resign from the Board or the CareInsite Board (or both), as the case may be.

                  (b) Executive shall perform his duties hereunder at the Company's and CareInsite's headquarters at 669 River Drive, Elmwood Park, New Jersey; provided, however, that Executive shall be required to travel on business on a reasonable basis in connection with the performance of his duties hereunder. Executive shall use his best and most diligent efforts to promote the interests of the Company, CareInsite and the Affiliates, and shall devote all of his business time and attention to his employment under this Agreement.

                  2.       Compensation and Benefits.

                  2.1. Salary. The Company shall pay Executive for services during his employment under this Agreement a base salary at the annual rate of $250,000 (as it may be increased pursuant to this Section 2.1, the "Company Base Salary"). In addition, CareInsite shall pay Executive for services during his employment under this Agreement a base salary at the annual rate of $250,000 (as it may be increased pursuant to this Section 2.1, the "CareInsite Base Salary"). Such Company Base Salary or CareInsite Base Salary may be increased (but not decreased) from time to time in the sole discretion of (i) the Board or Compensation Committee of the Board in the case of the Company Base Salary or
(ii) the CareInsite Board or Compensation Committee of the CareInsite Board in the case of the CareInsite Base Salary. The Company Base Salary and CareInsite Base Salary shall be payable in equal installments, no less frequently than monthly, pursuant to the Company's or CareInsite's, as the case may be, customary payroll policies in force at the time of payment, less any required or authorized payroll deductions.

                  2.2. Benefits. During the Employment Period, Executive shall be entitled to participate, on the same basis and at the same level as other senior officers of the Company in any group insurance, hospitalization, medical, health and accident, disability, fringe benefit and tax-qualified retirement plans or programs of the Company now existing or hereafter established to the extent that he is eligible under the general provisions thereof.

                  2.3. Expenses. Pursuant to the Company's or CareInsite's customary policies in force at the time of payment, Executive shall be promptly reimbursed, against presentation of vouchers or receipts therefor, for all authorized expenses properly and reasonably incurred by him on behalf of the Company, CareInsite or their Affiliates in the performance of his duties hereunder.

                  2.4 Relocation. (a) Upon the presentation of invoices, the Company shall reimburse, on an after tax basis, Executive's reasonable out-of-pocket expenses related to the relocation of him and his family from New Canaan, Connecticut to New York City. In addition, the Company shall reimburse Executive for his rental payment for his temporary residence until such time as he has purchased a new residence, but in no event for a period of more than six months.


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

                  (b) Following the Effective Time (as defined in the Medical Manager Agreement), Executive agrees to relocate to an area convenient to the corporate headquarters of the Surviving Corporation, provided that he shall be reimbursed for such relocation in a manner substantially similar to that set forth in clause (a) of this Section 2.4. In addition, the Company shall reimburse, upon the presentation of invoices, Executive for reasonable temporary living arrangements (either a temporary residence or hotel accommodations) following the Effective Time for a period of up to 6 months.

                  (c) For purposes of this Agreement, any relocation by Executive pursuant to this Section 2.4 shall not constitute Good Reason (as defined below).

                  2.5 Vacation. Executive shall be entitled to vacation time consistent with the Company's vacation policies. The date or dates of such vacations shall be selected by Executive having reasonable regard to the business needs of the Company and CareInsite.

                  2.6 Car Allowance. During the Employment Period, the Company shall provide Executive with a car allowance in accordance with Company policy.

                  2.7 Bonus. With respect to each 12 month period (the "Performance Period") during the Employment Period (provided that the first such Performance Period shall commence January 4, 2000, and each successive Performance Period shall commence on the following January 1), Executive shall be entitled to receive (i) a bonus (the "Company Bonus") of up to $250,000 in the event that the Company has attained certain specified performance goals and
(ii) a bonus (the "CareInsite Bonus") of up to $250,000 in the event that CareInsite has attained certain specified performance goals. The performance goals shall be established by the Compensation Committee of the Board or the Compensation Committee of the CareInsite Board, as applicable, and shall be communicated to Executive prior to the commencement of each Performance Period. The determination as to whether the performance goals have been attained shall be made by the Compensation Committee of the Board or the Compensation Committee of the CareInsite Board, as the case may be, (i) in its sole and absolute discretion to the extent the performance goals are not quantifiable and (ii) on the basis of a report prepared by the Chief Financial Officer of the Company or CareInsite, as applicable, to the extent the performance goals are quantifiable. Such report shall be presented to the applicable Compensation Committee within 30 days of the last day of the Performance Period. Payment of the Company Bonus and the CareInsite Bonus, if any, shall be made as soon as practicable following the presentation by the Chief Financial Officer, but in no event more than 30 days thereafter, provided that, except as set forth in Section 5 below, Executive remains in the employ of the Company or CareInsite on the payment date. In the event that the Company or CareInsite reasonably determines that the Company Bonus or the CareInsite Bonus may be subject to the limitation on deductible compensation set forth in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Company or CareInsite may defer the payment of the Company Bonus or CareInsite Bonus (or portion thereof) until the limitation no longer applies to such payment (or portion thereof). Notwithstanding the foregoing, but subject to Executive's remaining in the employ of the Company and CareInsite (except as set forth in Sections 5.2, 5.3 and 5.5 below), the Company Bonus of $250,000 and the CareInsite Bonus of $250,000 for the Performance Period ending on December 31, 2000 shall be paid in full, within 30 days of the last day of such Performance Period without regard to the attainment of any applicable performance goals.


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

                  2.8 Loan. The Company and CareInsite has each previously made a full recourse loan (the "Loan") to Executive in the principal amount of $300,000, for an aggregate amount of $600,000. The Loan is evidenced by two promissory notes executed by Executive in favor of each of the Company and CareInsite and is secured by any options to purchase shares of the Company's or CareInsite's common stock held by Executive. Notwithstanding the foregoing, the Loan (and any interest accrued thereon) shall be forgiven in its entirety as of the Effective Time.

                  3.       Employment Period.

                  Executive's employment under this Agreement shall commence as of the Effective Date, and shall terminate January 4, 2005, unless terminated earlier pursuant to Section 5 (the "Employment Period"). Unless written notice of either party's desire to terminate the Employment Period has been given to the other party at least 30 days prior to the expiration of the Employment Period (or any one-month renewal thereof contemplated by this sentence), the term of this Agreement shall be automatically renewed for successive one-month periods.

                  4.       Stock Options.

                  4.1 Executive has been granted (i) an option (the "Company Class A Stock Option") to purchase 250,000 shares of the Company's common stock pursuant to the Company's Amended and Restated 1989 Class A Stock Option Plan (the "Class A Plan") and the terms of a stock option agreement entered into between the Company and Executive (the "Company Class A Stock Option Agreement") and (ii) an option (the "Company Class B Stock Option" and collectively with the Company Class A Stock Option, the "Company Stock Options") to purchase 200,000 shares of the Company's common stock pursuant to the Company's Amended and Restated 1989 Class B Stock Option Plan (the "Class B Plan") and the terms of a stock option agreement entered into between the Company and Executive (the "Company Class B Stock Option Agreement" and together with the Company Class A Stock Option Agreement, the "Company Stock Option Agreements"). Subject to Executive's remaining in the employ of the Company or CareInsite (except as set forth in Sections 5.2, 5.3 and 5.5 below), the Company Stock Options shall be exercisable in accordance with the following schedule:

                 Anniversary of                    % of Stock
                  Date of Grant               Options Exercisable
                 --------------               -------------------

                       1st                             20%
                       2nd                             40%
                       3rd                             60%
                       4th                             80%
                       5th                            100%

Executive will be eligible to receive future grants of options to purchase shares of the Company's common stock at the discretion of the Stock Option Committee of the Board.


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

                  4.2 Executive has also been granted an option (the "CareInsite Stock Option", collectively with the Company Stock Options, the "Stock Options") to purchase 450,000 shares of the common stock of CareInsite pursuant to the terms of CareInsite's 1999 Officer Stock Option Plan (the "CareInsite Plan") and a stock option agreement entered into between CareInsite and Executive (the "CareInsite Stock Option Agreement" and, together with the Company Stock Option Agreements, the "Stock Option Agreements"). Subject to Executive's remaining in the employ of CareInsite or the Company (except as set forth in Sections 5.2, 5.3 and 5.5 below), the CareInsite Stock Option shall be exercisable in accordance with the following schedule:

                  Anniversary of                    % of
                  Date of Grant           Stock Option Exercisable
                  -------------           ------------------------

                       1st                           20%
                       2nd                           40%
                       3rd                           60%
                       4th                           80%
                       5th                          100%

; provided, however, that, subject to Section 5.2, 5.3 and 5.5 below, no portion of the CareInsite Stock Option shall become vested and exercisable prior to December 15, 2001 (on such date, the portion of the CareInsite Stock Option shall become vested and exercisable to the extent that such portion would have become exercisable by virtue of the above vesting schedule). Executive will be eligible to receive future grants of options to purchase shares of CareInsite's common stock at the discretion of the Compensation Committee of the CareInsite Board.

                  4.3      New Stock Option Grants. Executive has been granted
(i) an option (the "New Company Stock Option") to purchase 450,000 shares of the Company's common stock at an exercise price equal to the fair market value of the Company's common stock (as determined by the Stock Option Committee of the Board) on the date of grant and (ii) an option (the "New CareInsite Stock Option" and collectively with the New Company Stock Option, the "New Stock Options") to purchase 450,000 shares of CareInsite's common stock at an exercise price equal to the fair market value of CareInsite's common stock (as determined by the Stock Option Committee of the CareInsite Board) on the date of grant. The New Company Stock Option shall be evidenced by one or more stock option agreements (the "New Company Stock Option Agreement") containing the terms described in this Agreement and such additional terms and conditions that are not any less favorable than those applicable to other executive officers of the Company. The New CareInsite Stock Option shall be evidenced by a stock option agreement (the "New CareInsite Stock Option Agreement" and collectively with the New Company Stock Option Agreement, the "New Stock Option Agreements") containing the terms described in this Agreement and such additional terms and conditions that are not any less favorable than those applicable to other executive officers of CareInsite. Subject to Executive's remaining in the employ of the Company or CareInsite (except as set forth in Sections 5.2, 5.3 and 5.5 below), the New Stock Options shall be exercisable in accordance with the following schedule:


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

                  Anniversary of               % of
                  Date of Grant    New Stock Options Exercisable
                  --------------   -----------------------------

                       1st                       25%
                       2nd                       50%
                       3rd                       75%
                       4th                      100%

; provided, however, that effective as of the Effective Time, the New Stock Options shall instead be exercisable in accordance with the following schedule:

                  Anniversary of               % of
                  Date of Grant    New Stock Options Exercisable
                  --------------   -----------------------------

                        1st                      50%
                        2nd                      75%
                        3rd                     100%

                  4.4 Special Stock Option. Effective immediately prior to the Effective Time, Executive shall be granted an option (the "Special Stock Option" and together with the New Company Stock Option, the "New Company Options", and together with the New Stock Options, the "New Options") to purchase 300,000 shares of the Company's common stock at an exercise price of $15 per share. The Special Stock Option shall be evidenced by a stock option agreement (the "Special Stock Option Agreement") containing the terms described in this Agreement and such additional terms and conditions that are not any less favorable than those applicable to other executive officers of the Company. Subject to Executive's remaining in the employ of the Company (except as set forth in Sections 5.2, 5.3 and 5.5 below), the Special Stock Option shall be exercisable in accordance with the following schedule:

                  Anniversary of                 % of
                  Effective Time       Stock Option Exercisable
                  --------------       ------------------------

                        1st                       50%
                        2nd                       75%
                        3rd                      100%

provided, however, that in the event that the Effective Time does not occur, this Section 4.4, and any rights of Executive to receive the Special Stock Option, shall be null and void.

                  4.5 Future Equity Grants. In the event that either the Company or CareInsite effects a public offering of the securities of a subsidiary thereof, Executive shall receive equity in such subsidiary on a basis which is substantially similar to the equity participation of other senior executive officers of the Company or CareInsite, as applicable (other than the Chairman of the Board or of the CareInsite Board), as applicable.

                  5.       Termination.

                  5.1 Termination by the Company for Cause. (a) The Employment Period may be terminated at any time by the Company or CareInsite for Cause (as defined below). Upon such a termination, the Company and CareInsite shall have no obligation to Executive other than (i) the payment of Executive's earned and unpaid Company Base Salary and CareInsite Base Salary to the effective date of such termination and (ii) Executive shall not be entitled to any additional rights or vesting with respect to the Stock Options or the New Options following the effective date of such termination.

                  (b) For purposes of this Agreement, the term "Cause" shall mean any of the following:

                           1. A willful failure of Executive to perform his duties hereunder in any material respect which failure is not cured by Executive within 30 days following written notice from the Company or CareInsite detailing such failure;

                           2.       Any willful misconduct by Executive
         relating, directly or indirectly, to the Company, CareInsite or any of their Affiliates, which misconduct, if susceptible to cure, is not cured by Executive within 30 days following written notice from the Company or CareInsite detailing such misconduct;

                           3. Any material breach by Executive of this Agreement, including, without limitation, Section 6 hereof, which breach, if susceptible to cure, is not cured by Executive within 30 days following written notice from the Company or CareInsite detailing such breach; or

                           4. Executive's commission of a common law fraud against the Company, CareInsite or any of their Affiliates or conviction of a felony.

                  5.2      Death and Disability.

                  (a) The Employment Period may be deemed terminated by the Company and CareInsite upon the death of Executive or Executive becoming Disabled (as defined below), and the Company and CareInsite shall have the following obligations to Executive or Executive's estate (but no other obligation to Executive or Executive's estate pursuant to this Agreement):

                  (i) a continuation of the Company Base Salary and CareInsite Base Salary for a period (the "Applicable Period") commencing on the date of termination and ending on the fourth anniversary of the date of termination, payable in accordance with the fourth sentence of Section 2.1,

                  (ii) a continuation of the benefits to which Executive is entitled pursuant to the Welfare Plans (as defined in Section 5.3(a)(ii) below) for the Applicable Period,


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
                  (iii) the Company Bonus and CareInsite Bonus that would have been payable to Executive pursuant to Section
                           2.7 for each year (or portion thereof) during the Applicable Period, payable at the time that such bonuses are required to be paid pursuant to Section 2.7, such Company Bonus and CareInsite Bonus to be equal (subject to the last sentence of Section 2.7, if applicable) to the highest Company Bonus and CareInsite Bonus paid to Executive for any of the prior three years or, if shorter, during the Employment Period, and

                  (iv) the Stock Options and the New Options shall remain outstanding and continue to vest, and shall otherwise be treated for purposes of the terms and conditions thereof, as if Executive remained in the employ of the Company or CareInsite during the Applicable Period;

provided, however, that the continuation of such salary, welfare benefits and the continuation of vesting and exercisability of the Stock Options and the New Options shall cease on the occurrence of a material breach of the covenants contained in Section 6 below; and provided further, however, that Executive's eligibility to continue to participate in the Welfare Plans shall cease at such time as Executive is offered comparable coverage with a subsequent employer. Any payments that may be required to be made by the Company or CareInsite pursuant to this Section 5.2 shall first be applied to the repayment of the principal amount of and interest on the Loan (if any).

                  (b) For purposes of this Agreement, Executive shall be "Disabled" if (i) Executive becomes incapacitated by bodily injury or disease (including as a result of mental illness) so as to be unable to regularly perform the duties of his position for a period in excess of 180 days in any consecutive twelve-month period, (ii) a qualified independent physician mutually acceptable to the Company, CareInsite and Executive determines that Executive is mentally or physically disabled so as to be unable to regularly perform the duties of his position and such condition is expected to be of a permanent duration or (iii) he is deemed "disabled" for purposes of the long term disability insurance policy maintained by the Company for Executive.

                  5.3      Termination by the Company or CareInsite Without
Cause.

                  (a) The Employment Period may be terminated at any time by the Company or CareInsite without Cause. If the Company or CareInsite (or both) terminates the Employment Period without Cause, the Company or CareInsite, as the case may be, shall have the following obligations to Executive (but excluding any other obligation to Executive pursuant to this Agreement):

                  (i) a continuation of the Company Base Salary or CareInsite Base Salary, as the case may be, for a period (the "Severance Period") commencing on the date of termination and ending on the third anniversary of the date of termination, payable in accordance with the fourth sentence of Section 2.1,

                  (ii) Executive shall be eligible to continue to participate during the Severance Period on the same terms and conditions that would have applied had he


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

                           remained in the employ of the Company or CareInsite during the Severance Period in all health, medical, dental and other welfare plans provided to Executive pursuant to Section 2.2 at the time of such termination and which are provided by the Company or CareInsite to its employees following the date of termination ("Welfare Plans"),


                  (iii) the Company Bonus and CareInsite Bonus that would have been payable to Executive pursuant to Section
                           2.7 for each year (or portion thereof) during the Severance Period, payable at the time that such bonuses are required to be paid pursuant to Section 2.7, such Company Bonus and CareInsite Bonus to be equal (subject to the last sentence of Section 2.7, if applicable) to the highest Company Bonus and CareInsite Bonus paid to Executive for any of the prior three years or, if shorter, during the Employment Period, and

                  (iv) (x) the Company Stock Options and the New Company Options or (y) the CareInsite Stock Option and the New CareInsite Stock Option, as the case may be, shall become fully vested and exercisable as of the date of termination and remain exercisable until the first anniversary of the date of termination; provided, however, that the continuation of such salary and welfare benefits and the exercisability of such options shall cease on the occurrence of any material breach of the covenants contained in Section 6 below; provided further, however, that Executive's eligibility to participate in the Welfare Plans shall cease at such time as Executive is offered comparable coverage with a subsequent employer. If Executive is precluded from participating in any Welfare Plan by its terms or applicable law, the Company or CareInsite shall provide Executive with benefits that are reasonably equivalent in the aggregate to those which Executive would have received under such plan had he been eligible to participate therein. Anything to the contrary herein notwithstanding in Section 5.2 or this Section 5.3, the Company shall have no obligation to continue to maintain any Welfare Plan solely as a result of the provisions of this Agreement. Any payments that may be required to be made by the Company or CareInsite pursuant to this
                           Section 5.3 shall first be applied to the repayment of the principal amount of and interest on the Loan (if any).

                  (b) Notwithstanding anything to the contrary in this Agreement, in the event that the Company determines that it is in the best interest of the Company and its stockholders to terminate Executive's employment with the Company due to a corporate transaction or the potential for a conflict of interest with CareInsite, such a termination shall not constitute a termination without Cause so long as CareInsite assumes the Company's obligations to pay the Company Base Salary and Company Bonus and to provide the other benefits contemplated in Section 2 in accordance with its plans and policies.

                  5.4 Liquidated Damages. Executive acknowledges that the payment of all amounts and benefits due to him under Section 5.3 or Section 5.5 resulting from a termination of the Employment Period by the Company or CareInsite without Cause or by Executive for Good Reason (as defined below) are in lieu of any and all claims that Executive may have against the Company, CareInsite or any of their Affiliates (other than benefits under the Company's or CareInsite's employee benefit plans that by their terms survive termination of employment, benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and rights to indemnification under certain indemnification arrangements for officers of the Company), and represent liquidated damages (and not a penalty). The Company may request that Executive confirm such acknowledgment in writing prior to the receipt of such benefits.

                  5.5      Termination by Executive for Good Reason.

                  (a) Executive may terminate his employment with the Company or CareInsite (and the Employment Period with respect to the Company or CareInsite will be terminated) for Good Reason. If Executive terminates his employment with the Company or CareInsite for Good Reason, Executive shall be entitled to the same salary and welfare benefit continuation, bonus, and the acceleration of vesting and continued exercisability of the Stock Options and the New Options that he would have been entitled to receive under Section 5.3 if the Employment Period were terminated by the Company or CareInsite without Cause.

                  (b) For purposes of this Agreement, the term "Good Reason" shall mean any of the following conditions or events which condition(s) or event(s) remain in effect 30 days after written notice is provided by Executive to the Company or CareInsite, as the case may be, detailing such condition or event:

                  1. a material reduction in Executive's title or responsibilities with CareInsite or the Company, or if he is required to report to any person other than Martin J. Wygod (other than as a result of the health of Mr. Wygod or his death) provided that Executive shall not have Good Reason if the Company determines that as a result of a corporate transaction or potential conflicts of interest with CareInsite, it is not in the best interests of the Company and its stockholders that Executive continue to serve as the President of the Company or having the responsibilities associated with such position so long as CareInsite assumes the Company's obligations to pay the Company Base Salary and Company Bonus and to provide the other benefits contemplated in Section 2 in accordance with its plans and policies;

                  2. any reduction in the Company Base Salary or CareInsite Base Salary or material fringe benefits provided by the Company;

                  3. any material breach by the Company or CareInsite of this Agreement (which shall not include the circumstance described in the proviso in clause 1 above);

                  4. a reduction in Executive's authority following the Effective Time in certain targeted areas agreed to in writing by the Company, CareInsite and the Executive;

                  5. the occurrence of a Change in Control (as defined below); or

                  6. the failure of the Surviving Corporation to assume the obligations of the Company hereunder and agree to be bound by the terms hereof;

provided, however, that Executive ceasing to be the Chief Executive Officer of CareInsite in connection with or following any appointment of Executive as President of the Surviving Corporation and Executive's reporting to the Co-Chief Executive Officers of the Surviving Corporation, one of whom is Martin J. Wygod, shall not constitute Good Reason. Notwithstanding the foregoing, following the Effective Time, in the event that one of the foregoing conditions or events occurs (and is not cured during the applicable cure period) during the first year following the Effective Time (a "Good Reason Event"), Executive agrees that he will remain employed by the Surviving Corporation and/or CareInsite for the remainder of such one year period and that he may not terminate his employment for any reason until the expiration of such one year period, except that at the time of such Good Reason Event, but subject to the following sentence, the Stock Options and New Options shall immediately become fully vested and exercisable and, if the Executive terminates for Good Reason following the expiration of such one-year period, he shall be entitled to receive the other benefits described in Section 5.3. In the event that Executive resigns or is terminated by the Surviving Corporation or CareInsite for Cause prior to the expiration of such one-year period, (i) such resignation will not be treated as a termination for Good Reason and (ii) Executive shall forfeit the Stock Options and New Options and shall be required to disgorge to the Surviving Corporation any gains realized on the exercise of such Stock Options or New Options (except to the extent that such Stock Options or New Options were already vested prior to the acceleration referred to in the preceding sentence).

                  5.6 Change in Control. (a) For purposes of this Agreement, the Stock Option Agreements, the New Stock Option Agreements and the Special Stock Option Agreement, a "Change in Control" of the Company or CareInsite, as the case may be, shall be deemed to have occurred, in the case of any transaction that occurs prior to the Effective Time, if:

                  1. Both (i) any person, entity or group shall have acquired, in one or more transactions, the beneficial ownership of at least 50 percent of the voting power of the outstanding voting securities of the Company, excluding Martin J. Wygod and his affiliates, and (ii) following such acquisition of 50 percent voting power, Martin J. Wygod shall no longer be the Chairman of the Board of the Company or CareInsite or a senior executive officer of the acquiring company of 50 percent voting power, in each case with duties and responsibilities greater than or substantially equivalent to those prior to such acquisition of 50 percent voting power; or

                  2. Only in the event that CareInsite has assumed all of the obligations under this Agreement, both (i) any person, entity or group shall have acquired, in one or more transactions, the beneficial ownership of at least 50 percent of the voting power of the outstanding voting securities of CareInsite, excluding Martin J. Wygod and his affiliates, and (ii) following such acquisition of 50 percent voting power, Martin J. Wygod shall no longer be the Chairman of the Board of CareInsite or a senior executive officer of the acquiring company of 50 percent voting power, in each case with duties and responsibilities greater than or substantially equivalent to those prior to such acquisition of 50 percent voting power; or

                  3. The sale of all or substantially all of the assets of the Company or, if CareInsite assumes all of the obligations under this Agreement, the sale of all or substantially all of the assets of CareInsite (including, without limitation, by way of merger, consolidation, lease or transfer) to a person, entity or group other than Martin J. Wygod or his affiliates in a transaction (except for a sale-leaseback transaction) (x) where the Company, CareInsite or the holders of the common stock of the Company or CareInsite, as the case may be, do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the board of directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a majority of the equity interest in the acquiring entity or of an affiliate that controls the acquiring entity, if other than a corporation and (y), following such sale of assets, Martin J. Wygod shall no longer be the Chairman of the Board of the Company or CareInsite or a senior executive officer of the acquiring entity, in each case with duties and responsibilities greater than or substantially equivalent to those prior to such sale of assets; or

                  4. A complete liquidation or dissolution of the Company or, if CareInsite assumes all of the obligations under this Agreement, CareInsite shall have occurred.

                  (b) In the case of any transaction that occurs after the Effective Time, the definition of "Change in Control" set forth in this Section shall be as set forth below:

                           1. Any person, entity or group shall have acquired, in one or more transactions, the beneficial ownership of at least 50 percent of the voting power of the outstanding voting securities of the Surviving Corporation; or

                           2. Only in the event that CareInsite has assumed all of the obligations under this Agreement, any person, entity or group shall have acquired, in one or more transactions, the beneficial ownership of at least 50 percent of the voting power of the outstanding voting securities of CareInsite; or

                           3. The sale of all or substantially all of the assets of the Surviving Corporation or, if CareInsite assumes all of the obligations under this Agreement, the sale of all or substantially all of the assets of CareInsite (including, without limitation, by way of merger, consolidation, lease or transfer) to a person, entity or group in a transaction (except for a sale-leaseback transaction) where the Surviving Corporation, CareInsite or the holders of the common stock of the Surviving Corporation or CareInsite, as the case may be, do not receive (i) voting securities representing a majority of the voting power entitled to vote on a regular basis for the board of directors of the acquiring entity or of an affiliate which controls the acquiring entity, or (ii) securities representing a majority of the equity interest in the acquiring entity or of an affiliate that controls the acquiring entity, if other than a corporation; or

                           4. A complete liquidation or dissolution of the Surviving Corporation or, if CareInsite assumes all of the obligations under this Agreement, CareInsite shall have occurred.

                  (c) The parties acknowledge and agree that the transactions contemplated by the Amended Merger Agreement shall not constitute a "Change in Control."

                  5.7 Inconsistent Plan Provisions. In the event of a Change in Control of the Company, the Surviving Corporation or CareInsite, notwithstanding anything to the contrary contained in the Class A Plan , the Class B Plan or the CareInsite Plan, the Stock Options and the New Stock Options shall be treated in the manner described in Section 5.5, if applicable.

                  6.       Covenants of Executive

                  6.1      Confidentiality.

                  (a) Executive understands and acknowledges that in the course of his employment, he will have access to and will learn information that is proprietary to, or confidential to the Company, CareInsite and their Affiliates that concerns the operation, methodology and plans of the Company, CareInsite and their Affiliates, including, without limitation, business strategy and plans, financial information, protocols, proposals, manuals, clinical procedures and guidelines, technical data, computer source codes, programs, software, know-how and specifications, copyrights, trade secrets, market information, Developments (as defined in Section 6.4 below), information regarding acquisition and other strategic partner candidates, and customer information (collectively, "Proprietary Information"). Executive agrees that,
(i) at all times (including following termination of his employment with the Company or CareInsite) with respect to Proprietary Information that is not financial information of the Company or CareInsite and (ii) during his employment with the Company or CareInsite and for three years thereafter, with respect to financial information of the Company and CareInsite, he will keep confidential and will not disclose directly or indirectly any such Proprietary Information to any third party, except as required to fulfill his duties hereunder, and will not misuse, misappropriate or exploit such Proprietary Information in any way. The restrictions contained herein shall not apply to any information which Executive can demonstrate (i) was already available to the public at the time of disclosure, or subsequently becomes available to the public, otherwise than by breach of this Agreement by Executive, (ii) was the subject of a court order for Executive to disclose or (iii) was known by Executive prior to January 4, 2000. Upon any termination of Executive's employment, Executive shall immediately return to the Company or CareInsite, as applicable, all copies of any Proprietary Information in his possession.

                  (b) Executive agrees that at no time during his employment by the Company, CareInsite or thereafter, shall he make, or cause or assist any other person to make, any statement or other communication to any third party which falsely impugns or falsely attacks, or is otherwise critical of, the reputation, business or character of the Company, CareInsite or their Affiliates or any of their respective officers or employees.

                  6.2. Restrictions on Solicitation. During the period beginning on January 4, 2000 and ending on the second anniversary of the date of cessation of the employment of Executive for any reason whatsoever (the "Restricted Period"), Executive shall not, directly or indirectly, without the prior written approval of the Company, solicit or contact any customer, or any prospective customer, of the Company, CareInsite or any of their Affiliates for any commercial pursuit which is in competition with the Company, CareInsite or any of their Affiliates, or that is contemplated by the Business Plan (as defined below) at the time of termination or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Company, CareInsite or any of their Affiliates. During the Restricted Period, Executive shall not, directly or indirectly, without the prior written approval of the Company, solicit or induce, or attempt to induce, any employees, agents or consultants of or to the Company, CareInsite or any of their Affiliates to leave the employ of the Company, CareInsite or such Affiliate or do anything from which Executive is restricted by reason of this Agreement nor shall Executive, directly or indirectly, offer or aid others to offer employment to or interfere or attempt to interfere with any employees, agents or consultants of the Company, CareInsite or any of their Affiliates. For purposes of this Agreement, "Business Plan" shall mean, at any point in time, the then current business plan of the Company, CareInsite or any of their Affiliates and any business plans of the Company, CareInsite or any of their Affiliates in effect during the prior 18 months.

                  6.3.     Restrictions on Competitive Employment.

                  (a) During the Restricted Period, Executive shall not, anywhere in the United States, directly or indirectly, without the prior written approval of the Company, own an interest in or, as principal, agent, employee, consultant or otherwise, engage in activities for or render services to, any firm or business (i) engaged in competition with the Company, CareInsite or any of their Affiliates, (ii) conducting a business of the type and character engaged in by (or contemplated by the Business Plan of) the Company, CareInsite or any of their Affiliates at the time of termination, or (iii) developing products or services competitive with those of the Company, CareInsite or any of their Affiliates (all of the businesses in clauses (i), (ii) and (iii) collectively, "Competitive Business"). Notwithstanding the foregoing, Executive may have an interest consisting of publicly traded securities constituting less than 1 percent of any class of publicly traded securities in any public company engaged in a Competitive Business so long as he is not employed by and does not consult with, or become a director of or otherwise engage in any activities for, such company.

                  (b) For purposes of the covenant not to compete set forth in paragraph (a) above, Executive acknowledges that the Company, CareInsite and their Affiliates presently conduct their businesses throughout the United States. Executive agrees that the Restricted Period and the geographical areas encompassed by such covenant are necessary and reasonable in order to protect the Company, CareInsite and their Affiliates in the conduct of their businesses. The parties intend that the foregoing covenant of Executive shall be construed as a series of separate covenants, one for each geographic area specified. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant set forth in paragraph (a) above. To the extent that the foregoing covenant or any provision of this
Section 1.5 shall be deemed illegal or unenforceable by a court or other tribunal of competent jurisdiction with respect to (i) any geographic area, (ii) any part of the time period covered by such covenant, (iii) any activity or capacity covered by such covenant or (iv) any other term or provision of such covenant, such determination shall not affect such covenant with respect to any other geographic area, time period, activity or other term or provision covered by or included in such covenant.

                  6.4. Assignment of Developments. All Developments that are at any time made, conceived or suggested by Executive, whether acting alone or in conjunction with others, arising out of or as a result of Executive's employment with the Company or CareInsite shall be the sole and absolute property of the Company, CareInsite and the Affiliates, free of any reserved or other rights of any kind on Executive's part. During Executive's employment and, if such Developments were made, conceived or suggested by Executive during or as a result of Executive's employment under this Agreement or any other employment with the Company, CareInsite or the Affiliates, thereafter, Executive shall promptly make full disclosure of any such Developments to the Company or CareInsite, as applicable, and, at the Company's or CareInsite's cost and expense, do all acts and things (including, among others, the execution and delivery under oath of patent and copyright applications and instruments of assignment) deemed by the Company or CareInsite to be necessary or desirable at any time in order to effect the full assignment to the Company, CareInsite and the Affiliates of Executive's right and title, if any, to such Developments. For purposes of this Agreement, the term "Developments" shall mean all data, discoveries, findings, reports, designs, inventions, improvements, methods, practices, techniques, developments, programs, concepts, and ideas, whether or not patentable, relating to the present or planned activities, or future activities, or the products and services of the Company, CareInsite or any of the Affiliates.

                  6.5. Remedies. Executive acknowledges and agrees that damages for a breach or threatened breach of any of the covenants set forth in this Section 6 will be difficult to determine and will not afford a full and adequate remedy, and therefore agrees that the Company or CareInsite, in addition to seeking actual damages in connection therewith and the termination of the Company's or CareInsite's obligations in Sections 5.3 or 5.5, may seek specific enforcement of any such covenant in any court of competent jurisdiction, including, without limitation, by the issuance of a temporary or permanent injunction.

                  7.       Notices.

                  Any notice or communication given by either party hereto to the other shall be in writing and personally delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

                           (a)      if to the Company:

                           Medical Manager Corporation
                           River Drive Center 2
                           669 River Drive
                           Elmwood Park, New Jersey  07407-1361
                           Telecopier No.:  (201) 703-3401
                           Attention: General Counsel

                           with a copy to CareInsite at the address in subparagraph (b) below.

                           (b)      if to CareInsite:

                           CareInsite, Inc.
                           River Drive Center 2
                           669 River Drive
                           Elmwood Park, New Jersey  07407-1361
                           Telecopier No.:  (201) 703-3401
                           Attention: General Counsel

                           with a copy to the Company at the address in subparagraph (a) above.

                  (c) if to Executive at the address set forth on the signature page of this Agreement.

                  Any notice shall be deemed given when actually delivered to such address, or three days after such notice has been mailed or sent by Federal Express, whichever comes earliest. Any person entitled to receive notice may designate in writing, by notice to the other, such other address to which notices to such person shall thereafter be sent.

                  8.       Certain Additional Payments By The Company

                  8.1 Gross-Up Payment. Anything in this Agreement to the contrary or any termination of this Agreement notwithstanding, in the event it shall be determined that any payment or distribution or benefit received or to be received by Executive pursuant to the terms of this Agreement or any other payment or distribution or benefit made or provided by the Company, CareInsite, or any of their Affiliates, to or for the benefit of Executive (whether pursuant to this Agreement or otherwise and determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, is hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income and employment taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions actually disallowed under Section 68 of the Code solely as a direct result of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                  8.2 Gross-Up Payment Calculation. Subject to the provisions of Sections 8.1 and 8.3, all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's certified public accounting firm (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8.3 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                  8.3 Claim by the IRS. Executive shall notify the Company in writing of any claim by the U.S. Internal Revenue Service (the "IRS") that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim;

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; and

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income and employment tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive shall agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income and employment tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

                  8.4 Entitlement to Refund. If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 8.3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 8.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to
Section 8.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                  9.       Miscellaneous.

                  9.1. Representations and Covenants. In order to induce the Company to enter into this Agreement, Executive makes the following representations and covenants to the Company and CareInsite and acknowledges that the Company and CareInsite are relying upon such representations and covenants:

                  (a) No agreements or obligations exist to which Executive is a party or otherwise bound, in writing or otherwise, that in any way interfere with, impede or preclude him from fulfilling all of the terms and conditions of this Agreement.

                  (b) Executive, during his employment, shall use his best efforts to disclose to the Chairman of the Board of the Company or CareInsite in writing or by other effective method any bona fide information known by him and not known to the Chairman of the Board of the Company or CareInsite that he reasonably believes would have any material negative impact on the Company, CareInsite or any of their Affiliates.

                  9.2. Entire Agreement. This Agreement, the Stock Option Agreements, the New Stock Option Agreements and the Special Stock Option Agreement contain the entire understanding of the parties in respect of their subject matter and supersede upon their effectiveness all other prior agreements and understandings between the parties with respect to such subject matter.

                  9.3 Amendment; Waiver. This Agreement may not be amended, supplemented, canceled or discharged, except by written instrument executed by the party against whom enforcement is sought. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision.

                  9.4. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company or CareInsite by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's or CareInsite's business and properties. At the Effective Time, each reference in this Agreement to the Company shall automatically be deemed to refer to the Surviving Corporation. The Company or CareInsite may assign its rights and obligations under this Agreement to any of its Affiliates without the consent of Executive so long as the Company or CareInsite remains responsible for the payment of the obligations hereunder; provided that after the Effective Time, the Surviving Corporation may not assign its obligations hereunder to CareInsite without the consent of Executive. Executive's rights or obligations under this Agreement may not be assigned by Executive, except that the rights specified in
Section 5.2 shall pass upon Executive's death to Executive's executor or administrator.

                  9.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

                  9.6. Governing Law; Interpretation. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy (other than conflict of laws principles) of the State of New Jersey applicable to contracts executed and to be wholly performed within such State.

                  9.7. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, as the case may be, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary to carry out the provisions or intent of this Agreement.

                  9.8. Severability. The parties have carefully reviewed the provisions of this Agreement and agree that they are fair and equitable. However, in light of the possibility of differing interpretations of law and changes in circumstances, the parties agree that if any one or more of the provisions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement shall, to the extent permitted by law, remain in full force and effect and shall in no way be affected, impaired or invalidated. Moreover, if any of the provisions contained in this Agreement are determined by a court of competent jurisdiction to be excessively broad as to duration, activity, geographic application or subject, it shall be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law.

                  9.9. Withholding Taxes. All payments hereunder shall be subject to any and all applicable federal, state, local and foreign withholding taxes.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                 MEDICAL MANAGER CORPORATION


                                 By:      /s/ James R. Love
                                    -----------------------------------------
                                    Name: James R. Love
                                    Title: EVP- Finance & Admin., CFO


                                 CAREINSITE, INC.


                                 By:      /s/ James R. Love
                                    -----------------------------------------
                                    Name: /s/ James R. Love
                                    Title: EVP- Finance & Admin., CFO


                                 EXECUTIVE


                                   /s/ Marvin P. Rich
                                 --------------------------------------------
                                 Marvin P. Rich